FOR IMMEDIATE RELEASE
Contact: Nick Zangari
(502) 394-1157
Nick.Zangari@kyderby.com
CHURCHILL DOWNS INCORPORATED REPORTS
2020 SECOND QUARTER RESULTS
LOUISVILLE, Ky. (July 29, 2020) - Churchill Downs Incorporated (Nasdaq: CHDN) ("CDI" or the "Company") today reported business results for the second quarter ended June 30, 2020.
Second Quarter 2020 Highlights/Update on Operations
•Net revenue of $185.1 million, down 61% over the prior year quarter
•Net loss(a) of $118.8 million compared to net income(a) of $107.1 million in the prior year quarter
◦Adjusted net loss of $21.1 million, compared to adjusted net income of $115.0 million in the prior year quarter
•Adjusted EBITDA of $30.1 million, down 86% compared to $215.0 million in the prior year quarter
•Strong performance from TwinSpires with $18.3 million of Adjusted EBITDA growth and $100.7 million of handle growth, or 21.6%, over the prior year quarter despite the rescheduling of the 146th Kentucky Oaks and Derby to September
•All of our gaming properties are now reopened except for Calder Casino in Miami, Florida
•Strong performance from our wholly-owned regional casino properties(b) post reopening with 9% growth in net revenue, 38% growth in Adjusted EBITDA and a 9 percentage point improvement in margin for the period the properties were open in May and/or June through June 30, 2020 compared to the same period in the prior year

(a) Reflects amounts attributable to CDI.
(b) Excludes racing related operations at the gaming properties.

CONSOLIDATED RESULTS	Second Quarter
(in millions, except per share data)	2020	2019

Net revenue	$185.1	$477.4
Net (loss) income(a)	$(118.8)	$107.1
Diluted EPS(a)	$(3.00)	$2.63
Adjusted net (loss) income(a)(b)	$(21.1)	$115.0
Adjusted diluted EPS(a)(b)	$(0.53)	$2.83
Adjusted EBITDA(b)	$30.1	$215.0

(a) Reflects amounts attributable to CDI.
(b) These are non-GAAP measures. See explanation of non-GAAP measures below.

“Our teams have been excited to welcome our guests back to our properties with enhanced safety and social distancing protocols,” said Bill Carstanjen, Chief Executive Officer. “Our team is looking forward to a safe and successful 146th Kentucky Derby on September 5th when we can come together to celebrate this time-honored great American tradition.”

Second Quarter 2020 Net Loss Attributable to CDI
The Company's second quarter of 2020 net loss attributable to CDI was $118.8 million compared to net income attributable to CDI of $107.1 million in the prior year quarter. The Company's second quarter of 2020 net loss from continuing operations was $23.6 million compared to net income from continuing operations of $108.3 million in the prior year quarter. CDI had $95.2 million in net loss from discontinued operations in the second quarter of 2020 compared to $1.2 million in the prior year quarter.
The following items impacted the comparability of the Company's second quarter net (loss) income from continuing operations:
•$4.8 million after-tax expense decrease related to our equity portion of the non-cash change in fair value of Midwest Gaming's (the parent company of Rivers Des Plaines) interest rate swaps; and
•$0.6 million after-tax decrease of our equity portion of Midwest Gaming's recapitalization and transaction costs in the second quarter of 2019 that did not recur in the current year quarter;
•Partially offset by:
◦$0.6 million non-cash tax impact related to the re-measurement of our net deferred tax liabilities in the second quarter of 2019 that did not recur in the current year quarter based on an increase in revenue related to states with higher tax rates; and
◦$0.6 million after-tax increase in expenses related to lower transaction, pre-opening and other expenses in the current year quarter compared to the prior year quarter.
Excluding these items, net (loss) income from continuing operations decreased $136.1 million primarily due to the following:
•$135.2 million after-tax decrease driven by the results of our operations and equity income from our unconsolidated affiliates primarily due to the temporary closure of our gaming facilities as a result of the COVID-19 pandemic; and
•$0.9 million after-tax increase in interest expense associated with higher outstanding debt balances.
The Company's second quarter 2020 net loss from discontinued operations increased by $94.0 million compared to the prior year quarter primarily due to the settlement of the Kater and Thimmegowda lawsuits during the second quarter of 2020 for $124.0 million ($95.0 million after-tax).
COVID-19 Update
The COVID-19 pandemic and measures taken to limit the impact of COVID-19, including shelter-in-place orders, social distancing measures, travel bans and restrictions, and business and government shutdowns, have resulted and continue to result in significant negative economic impacts in the United States and in relation to our business.
In response to the measures taken to limit the impact of COVID-19 described above, and for the protection of our employees, customers, and communities, we temporarily suspended operations at our properties in March 2020. In May 2020, we began to reopen our properties with patron capacity limitations and gaming restrictions. We also implemented other initiatives to facilitate social distancing and enhanced cleaning, such as increased frequency of cleaning and sanitizing of all high-touch surfaces, mandatory temperature checks of all guests and team members upon entry and required training for all team members on safety protocols. Certain amenities at our properties have continued to be suspended, including all of our food buffets and valet services, and certain restaurants and food outlets. The supplemental information in this release provides additional detail on the temporary closures or suspended operations and the respective reopening dates by segment and property.

On March 25, 2020, as a result of the temporary closures and suspended operations described above, the Company announced the temporary furlough of employees at its wholly-owned and managed gaming properties and certain racing operations. As the Company has reopened these properties, certain employees have returned to work while others remain on temporary furlough due to the capacity restrictions at these properties. The Company is providing health, dental, vision and life insurance benefits to furloughed employees through July 31, 2020.
The Company also implemented a temporary salary reduction for all remaining non-furloughed salaried employees based on a percentage that varies dependent upon the amount of each employee’s salary. The most senior level of executive management has received the largest salary decrease, based on both percentage and dollar amount. Salaries for non-furloughed employees will resume at their annual base salary beginning with the start of the employee's first full pay period subsequent to July 31, 2020.
There have been a number of other aspects of our business that have been impacted by COVID-19 during the three and six months ended June 30, 2020, including the following:
•The Company rescheduled the 146th Kentucky Oaks and Derby from May 1-2, 2020 to September 4-5, 2020. On June 24, 2020, the Company received approval from the Governor of Kentucky and state public health officials for its plan to allow limited spectators to attend the Kentucky Derby week events held September 1-5, 2020.
•Horse racing content for wagering on our TwinSpires business ("TwinSpires") decreased, although handle increased as our customers wagered more on the content that was available.
•Starting in mid-February 2020, U.S. and international sporting events were cancelled, which reduced sports betting content for our customers.
Turfway Park
On July 28, 2020, CDI’s Board of Directors approved the final design plans for the HRM and grandstand facility at Turfway Park. The final plans reflect total project capital of $200.0 million, which includes the Turfway Park acquisition cost and other previously approved capital. The Turfway Park facility is expected to open in the fourth quarter of 2021.
Segment Results
The summaries below present net revenue from external customers and intercompany revenue from each of our reportable segments:

Churchill Downs	Second Quarter
(in millions)	2020	2019

Net revenue	$30.2	$193.1
Adjusted EBITDA	4.5	121.9
For the second quarter of 2020, net revenue decreased $162.9 million from the prior year quarter due to a $149.4 million decrease from Churchill Downs Racetrack primarily due to the rescheduling of the 146th Kentucky Oaks and Derby, and a $13.5 million decrease at Derby City Gaming due to the temporary suspension of operations.
Adjusted EBITDA decreased $117.4 million in the second quarter of 2020 from the prior year quarter due to a $111.9 million decrease from Churchill Downs Racetrack primarily due to the rescheduling of the 146th Kentucky Oaks and Derby and a $5.5 million decrease at Derby City Gaming due to the temporary suspension of operations.

Online Wagering	Second Quarter
(in millions)	2020	2019

Net revenue	$121.6	$96.0
Adjusted EBITDA	38.8	22.2
For the second quarter of 2020, net revenue increased $25.6 million from the prior year quarter primarily due to a $24.4 million increase at TwinSpires. U.S. thoroughbred industry handle decreased 18.9% during the second quarter of 2020 compared to the prior year quarter. Although horse racing content for wagering decreased, TwinSpires handle grew $100.7 million, or 21.6%, compared to the prior year, despite the rescheduling of the 146th Kentucky Oaks and Derby, as our customers wagered more on the content that was available. Active players decreased 55.5% primarily due to the rescheduling of the 146th Kentucky Oaks and Derby; however, net revenue per active player increased 191.9%.
Our online sports betting and iGaming net revenues increased $1.2 million compared to the prior year quarter primarily due to a full quarter of iGaming results in Pennsylvania for the second quarter of 2020 compared to the prior year quarter. Sports betting net revenue growth was impacted by the suspension of U.S. and international sporting events beginning in mid-February 2020.
Adjusted EBITDA increased $16.6 million in the second quarter of 2020 from the prior year quarter primarily due to an $18.3 million increase from TwinSpires due to an increase in handle and net revenue per active player, partially offset by a $1.7 million decrease from increased marketing spend and costs associated with the continued build-out of our online sports betting and iGaming operations.

Gaming	Second Quarter
(in millions)	2020	2019

Net revenue	$37.3	$177.8
Adjusted EBITDA	(2.0)	76.1
For the second quarter of 2020, net revenue decreased $140.5 million from the prior year quarter primarily due to the temporary suspension of operations of all of our Gaming properties and the related loss of revenue at each property.
Adjusted EBITDA decreased $78.1 million for the second quarter of 2020 from the prior year quarter primarily driven by a $50.2 million decrease at our wholly-owned Gaming properties from the decrease in net revenue and a $27.9 million decrease from our equity investments, both of which were due to the temporary suspension of operations of all of our Gaming properties.
For the period in which the properties were open in May and/or June through June 30, 2020, our wholly-owned regional casino properties (excluding racing operations) outperformed the same period in the prior year with 9% growth in net revenue, 38% growth in adjusted EBITDA and a 9 percentage point improvement in margin.
All Other
For the second quarter of 2020, All Other Adjusted EBITDA decreased $6.0 million primarily due to a $4.4 million decrease from Arlington due to the temporary suspension of operations, a $2.1 million decrease from United Tote due to a decrease in net revenue, and a $0.7 million decrease due to unfavorable results from the acquisition of Turfway Park in October 2019. Partially offsetting these decreases was a $1.2 million increase at our corporate operations primarily due to a reduction in accrued bonuses.

Capital Management
There were no repurchases of common stock in conjunction with the Company's publicly announced share repurchase program in the second quarter of 2020. We had approximately $147.1 million repurchase authority remaining under this program as of June 30, 2020.
Conference Call
A conference call regarding this news release is scheduled for Thursday, July 30, 2020, at 9 a.m. ET. Investors and other interested parties may listen to the teleconference by accessing the online, real-time webcast and broadcast of the call at http://ir.churchilldownsincorporated.com/events.cfm, or by dialing (877) 372-0878 and entering the pass code 7780949 at least 10 minutes before the appointed time. International callers should dial (253) 237-1169. An online replay will be available at approximately noon ET on Thursday, July 30, 2020, and will continue to be available for two weeks. A copy of the Company’s news release announcing quarterly results and relevant financial and statistical information about the period will be accessible at www.churchilldownsincorporated.com.
Use of Non-GAAP Measures
In addition to the results provided in accordance with GAAP, the Company also uses non-GAAP measures, including adjusted net income, adjusted diluted EPS, EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA.
The Company uses non-GAAP measures as a key performance measure of the results of operations for purposes of evaluating performance internally. These measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of the Company by excluding certain items that may not be indicative of the Company's core business or operating results. The Company believes the use of these measures enables management and investors to evaluate and compare, from period to period, the Company’s operating performance in a meaningful and consistent manner. The non-GAAP measures are a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP, and should not be considered as an alternative to, or more meaningful than, net income or diluted EPS (as determined in accordance with GAAP) as a measure of our operating results.
We use Adjusted EBITDA to evaluate segment performance, develop strategy and allocate resources. We utilize the Adjusted EBITDA metric to provide a more accurate measure of our core operating results and enable management and investors to evaluate and compare from period to period our operating performance in a meaningful and consistent manner. Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure provided in accordance with GAAP. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.
Adjusted net income and adjusted diluted EPS exclude discontinued operations net income or loss; net income or loss attributable to noncontrolling interest; changes in fair value for interest rate swaps related to Midwest Gaming; recapitalization costs related to the Midwest Gaming transaction; transaction expense, which includes acquisition and disposition related charges, Calder racing exit costs, as well as legal, accounting, and other deal-related expense; pre-opening expense; and certain other gains, charges, recoveries, and expenses.
Adjusted EBITDA includes the Company's portion of EBITDA from our equity investments.
Adjusted EBITDA excludes:
•Transaction expense, net which includes:

◦Acquisition and disposition related charges;
◦Calder racing exit costs; and
◦Other transaction expense, including legal, accounting, and other deal-related expense;
•Stock-based compensation expense;
•Midwest Gaming's impact on our investments in unconsolidated affiliates from:
◦The impact of changes in fair value of interest rate swaps; and
◦Recapitalization and transaction costs;
•Asset impairments;
•Gain on Ocean Downs/Saratoga Transaction;
•Legal reserves;
•Pre-opening expense; and
•Other charges, recoveries and expenses
For segment reporting, Adjusted EBITDA includes intercompany revenue and expense totals that are eliminated in the condensed consolidated statements of comprehensive (loss) income. Refer to the reconciliation of comprehensive income to Adjusted EBITDA included herewith for additional information.
About Churchill Downs Incorporated
Churchill Downs Incorporated (the "Company", "we", "us", "our") is an industry-leading racing, online wagering and gaming entertainment company anchored by our iconic flagship event - The Kentucky Derby. We own and operate Derby City Gaming, a historical racing machine facility in Louisville, Kentucky. We also own and operate the largest online horse racing wagering platform in the U.S., TwinSpires.com, and we operate sports betting and iGaming through our BetAmerica platform in multiple states. We are also a leader in brick-and-mortar casino gaming with approximately 11,000 slot machines and video lottery terminals and 200 table games in eight states. Additional information about CDI can be found online at www.churchilldownsincorporated.com.

Certain statements made in this news release contain various “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “should,” “will,” and similar words or similar expressions (or negative versions of such words or expressions).

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, among others, that may materially affect actual results or outcomes include the following: the impact of the novel coronavirus (COVID-19) pandemic and related economic matters on our results of operations, financial conditions and prospects; the effect of economic conditions on our consumers' confidence and discretionary spending or our access to credit; additional or increased taxes and fees; public perceptions or lack of confidence in the integrity of our business or any deterioration in our reputation; loss of key or highly skilled personnel; restrictions in our debt facilities limiting our flexibility to operate our business; general risks related to real estate ownership, including fluctuations in market values and environmental regulations; catastrophic events and system failures disrupting our operations; online security risk, including cyber-security breaches; inability to recover under our insurance policies for damages sustained at our properties in the event of inclement weather and casualty events; increases in insurance costs and inability to obtain similar insurance coverage in the future; inability to identify and complete acquisition, expansion or divestiture projects, on time, on budget or as planned; difficulty in integrating recent or future acquisitions into our operations; costs and uncertainties relating to the development of new venues and expansion of existing facilities; risks associated with equity investments, strategic alliances and other third-party agreements; inability to respond to rapid technological changes in a timely manner; inadvertent infringement of the intellectual property of others; inability to protect our own intellectual property rights; payment-related risks, such as risk associated with fraudulent credit card and debit card use; compliance with the Foreign Corrupt Practices Act or applicable money-laundering regulations; risks related to pending or future legal proceedings and other actions; inability to negotiate agreements with industry constituents, including horsemen and other racetracks; work stoppages and labor issues; changes in consumer preferences, attendance, wagering and sponsorship with respect to Churchill Downs Racetrack and the Kentucky Derby; personal injury litigation related to injuries occurring at our racetracks; weather and other conditions affecting our ability to conduct live racing; the occurrence of extraordinary events, such as terrorist attacks, public health threats and civil unrest; changes in the regulatory environment of our racing operations; increased competition in the horse racing business; difficulty in attracting a sufficient number of horses and trainers for full field horse races; our inability to utilize and provide totalizator services; changes in regulatory environment of our online horse wagering business; a reduction in the number of people wagering on live horse races; increase in competition in our online horse racing wagering business; uncertainty and changes in the legal landscape relating to our online horse racing wagering business; continued legalization of online sports betting and iGaming in the United States and our ability to predict and capitalize on any such legalization; inability to expand our sports betting operations and effectively compete; failure to manage risks associated with sports betting; failure to comply with laws requiring us to block access to certain individuals could result in penalties or impairment with respect to our mobile and online wagering products; increased competition in our casino business; changes in regulatory environment of our casino business; concentration and evolution of slot machine manufacturing and other technology conditions that could impose additional costs; and inability to collect gaming receivables from the customers to whom we extend credit.

We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per common share data)	2020	2019	2020	2019
Net revenue:
Churchill Downs	$23.3	$182.2	$46.8	$203.2
Online Wagering	121.2	95.6	188.5	158.7
Gaming	37.3	177.6	184.9	346.4
All Other	3.3	22.0	17.8	34.5
Total net revenue	185.1	477.4	438.0	742.8
Operating expense:
Churchill Downs	31.1	73.6	57.7	97.0
Online Wagering	74.6	62.0	124.7	107.1
Gaming	45.6	133.2	170.4	258.2
All Other	11.6	21.5	32.7	37.0
Selling, general and administrative expense	22.4	30.1	46.5	55.0
Impairment of intangible assets	—	—	17.5	—
Transaction expense, net	0.2	0.6	0.5	4.1
Total operating expense	185.5	321.0	450.0	558.4
Operating (loss) income	(0.4)	156.4	(12.0)	184.4
Other income (expense):
Interest expense, net	(20.3)	(19.4)	(39.6)	(33.1)
Equity in (loss) income of unconsolidated affiliates	(11.1)	9.5	(14.4)	13.6
Miscellaneous, net	0.3	0.4	0.3	0.4
Total other expense	(31.1)	(9.5)	(53.7)	(19.1)
(Loss) income from continuing operations before provision for income taxes	(31.5)	146.9	(65.7)	165.3
Income tax benefit (provision)	7.9	(38.6)	19.5	(45.1)
(Loss) income from continuing operations, net of tax	(23.6)	108.3	(46.2)	120.2
Loss from discontinued operations, net of tax	(95.2)	(1.2)	(96.1)	(1.5)
Net (loss) income	$(118.8)	$107.1	$(142.3)	$118.7
Net loss attributable to noncontrolling interest	—	—	(0.1)	—
Net (loss) and comprehensive (loss) income attributable to CDI	$(118.8)	$107.1	$(142.2)	$118.7

Net (loss) income per common share data - basic:
Continuing operations	$(0.59)	$2.69	$(1.16)	$2.99
Discontinued operations	$(2.41)	$(0.03)	$(2.43)	$(0.04)
Net (loss) income per common share - basic	$(3.00)	$2.66	$(3.59)	$2.95

Net (loss) income per common share data - diluted:
Continuing operations	$(0.59)	$2.66	$(1.16)	$2.96
Discontinued operations	$(2.41)	$(0.03)	$(2.43)	$(0.04)
Net (loss) income per common share - diluted	$(3.00)	$2.63	$(3.59)	$2.92

Weighted average shares outstanding:
Basic	39.5	40.1	39.6	40.3
Diluted	39.5	40.7	39.6	40.7

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$649.2	$96.2
Restricted cash	49.8	46.3
Accounts receivable, net	47.5	37.3
Income taxes receivable	36.8	14.5
Other current assets	34.4	26.9
Total current assets	817.7	221.2
Property and equipment, net	1,043.2	937.3
Investment in and advances to unconsolidated affiliates	615.4	634.5
Goodwill	366.8	367.1
Other intangible assets, net	350.8	369.8
Other assets	22.1	21.1
Total assets	$3,216.0	$2,551.0
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$105.8	$57.8
Accrued expenses and other current liabilities	164.6	173.4
Current deferred revenue	89.8	42.5
Current maturities of long-term debt	4.0	4.0
Dividends payable	—	23.5
Current liabilities of discontinued operations	124.0	—
Total current liabilities	488.2	301.2
Long-term debt, net of current maturities and loan origination fees	1,077.1	384.0
Notes payable, net of debt issuance costs	1,086.8	1,085.9
Non-current deferred revenue	15.1	16.7
Deferred income taxes	188.0	212.8
Other liabilities	38.1	39.4
Total liabilities	2,893.3	2,040.0
Commitments and contingencies
Shareholders' equity:
Preferred stock	—	—
Common stock	6.1	—
Retained earnings	314.9	509.2
Accumulated other comprehensive loss	(0.9)	(0.9)
Total CDI shareholders' equity	320.1	508.3
Noncontrolling interest	2.6	2.7
Total shareholder's equity	322.7	511.0
Total liabilities and shareholders' equity	$3,216.0	$2,551.0

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOW
(unaudited)

	Six Months Ended June 30,
(in millions)	2020	2019
Cash flows from operating activities:
Net (loss) income	$(142.3)	$118.7
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	44.1	42.3
Distributions from unconsolidated affiliates	4.8	11.5
Equity in loss (income) of unconsolidated affiliates	14.4	(13.6)
Stock-based compensation	10.4	12.1
Deferred income taxes	(24.8)	12.1
Impairment of intangible assets	17.5	—
Amortization of operating lease assets	2.5	2.2
Other	1.8	1.1
Changes in operating assets and liabilities, net of business acquisitions and dispositions:
Income taxes	(22.4)	31.9
Deferred revenue	43.5	(36.9)
Other assets and liabilities	127.4	32.9
Net cash provided by operating activities	76.9	214.3
Cash flows from investing activities:
Capital maintenance expenditures	(13.2)	(26.2)
Capital project expenditures	(118.1)	(32.6)
Acquisition of businesses, net of cash acquired	—	(172.1)
Investments in and advances to unconsolidated affiliates	—	(410.1)
Distributions of capital from unconsolidated affiliates	—	8.1
Acquisition of gaming licenses	—	(22.1)
Other	(0.5)	1.1
Net cash used in investing activities	(131.8)	(653.9)
Cash flows from financing activities:
Proceeds from borrowings under long-term debt obligations	726.1	1,235.3
Repayments of borrowings under long-term debt obligations	(33.4)	(637.3)
Payment of dividends	(23.4)	(22.2)
Repurchase of common stock	(28.4)	(45.5)
Cash settlement of stock awards	(12.7)	—
Taxes paid related to net share settlement of stock awards	(15.1)	(7.6)
Debt issuance costs	(1.7)	(8.6)
Other	—	(2.3)
Net cash provided by financing activities	611.4	511.8
Net increase in cash, cash equivalents and restricted cash	556.5	72.2
Cash, cash equivalents and restricted cash, beginning of period	142.5	173.3
Cash, cash equivalents and restricted cash, end of period	$699.0	$245.5

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2020	2019	2020	2019
GAAP net (loss) income attributable to CDI	$(118.8)	$107.1	$(142.2)	$118.7

Adjustments, continuing operations:
Changes in fair value of interest rate swaps related to Midwest Gaming	1.3	7.9	16.2	12.2
Recapitalization and transaction costs related to Midwest Gaming	—	0.8	—	4.7
Transaction, pre-opening, and other expense	2.1	1.4	4.1	6.7
Impairment of intangible assets	—	—	17.5	—
Income tax impact on net income adjustments(a)	(0.9)	(2.8)	(10.7)	(6.0)
Re-measurement of net deferred tax liabilities	—	(0.6)	—	2.2
Total adjustments, continuing operations	2.5	6.7	27.1	19.8
Big Fish Games net loss	95.2	1.2	96.1	1.5
Total adjustments	97.7	7.9	123.2	21.3
Adjusted net (loss) income attributable to CDI	$(21.1)	$115.0	$(19.0)	$140.0

Adjusted diluted EPS	$(0.53)	$2.83	$(0.48)	$3.45

Weighted average shares outstanding - Diluted	39.5	40.7	39.6	40.7

(a) The income tax impact for each adjustment is derived by applying the effective tax rate, including current and deferred income tax expense, based upon the jurisdiction and the nature of the adjustment.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2020	2019	2020	2019
Total Handle
Churchill Downs Racetrack	$242.8	$515.7	$248.0	$523.0
TwinSpires(a)	569.5	468.8	899.3	773.2

(a) Total handle generated by Velocity is not included in total handle from TwinSpires

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2020	2019	2020	2019
Net revenue from external customers:
Churchill Downs:
Churchill Downs Racetrack	$15.6	$161.0	$17.5	$163.3
Derby City Gaming	7.7	21.2	29.3	39.9
Total Churchill Downs	23.3	182.2	46.8	203.2
Online Wagering:
TwinSpires	119.9	95.6	186.5	158.6
Online Sports Betting and iGaming	1.3	—	2.0	0.1
Total Online Wagering	121.2	95.6	188.5	158.7
Gaming:
Oxford	0.1	26.3	20.2	50.2
Calder	5.7	25.6	27.5	51.0
Riverwalk Casino	7.4	14.2	20.1	30.5
Harlow’s Casino	5.6	13.3	17.3	28.6
Fair Grounds and VSI	11.1	30.9	42.7	68.4
Ocean Downs	3.1	21.9	17.9	40.3
Presque Isle	2.0	37.1	29.6	66.8
Lady Luck Nemacolin	2.3	8.3	9.6	10.6
Total Gaming	37.3	177.6	184.9	346.4
All Other	3.3	22.0	17.8	34.5
Net revenue from external customers	$185.1	$477.4	$438.0	$742.8

Intercompany net revenue:
Churchill Downs	$6.9	$10.9	$7.2	$11.3
Online Wagering	0.4	0.4	0.8	0.7
Gaming	—	0.2	1.5	1.5
All Other	2.9	3.4	5.9	5.6
Eliminations	(10.2)	(14.9)	(15.4)	(19.1)
Intercompany net revenue	$—	$—	$—	$—

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended June 30, 2020
(in millions)	Churchill Downs	Online Wagering	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$14.9	$115.6	$1.7	$132.2	$0.8	$133.0
Historical racing(a)	7.3	—	—	7.3	—	7.3
Racing event-related services	0.5	—	0.7	1.2	—	1.2
Gaming(a)	—	1.5	33.3	34.8	—	34.8
Other(a)	0.6	4.1	1.6	6.3	2.5	8.8
Total	$23.3	$121.2	$37.3	$181.8	$3.3	$185.1

	Three Months Ended June 30, 2019
(in millions)	Churchill Downs	Online Wagering	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$41.3	$91.1	$5.5	$137.9	$12.2	$150.1
Historical racing(a)	19.7	—	—	19.7	—	19.7
Racing event-related services	113.4	—	0.8	114.2	2.2	116.4
Gaming(a)	—	—	150.2	150.2	—	150.2
Other(a)	7.8	4.5	21.1	33.4	7.6	41.0
Total	$182.2	$95.6	$177.6	$455.4	$22.0	$477.4

(a)Food and beverage, hotel, and other services furnished to customers for free as an inducement to wager or through the redemption of our customers' loyalty points are recorded at the estimated standalone selling prices in Other revenue with a corresponding offset recorded as a reduction in historical racing pari-mutuel revenue for HRMs or gaming revenue for our casino properties. These amounts were $0.8 million for the three months ended June 30, 2020 and $7.9 million for the three months ended June 30, 2019.

	Six Months Ended June 30, 2020
(in millions)	Churchill Downs	Online Wagering	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$15.9	$179.5	$11.6	$207.0	$10.7	$217.7
Historical racing(b)	27.7	—	—	27.7	—	27.7
Racing event-related services	0.5	—	2.0	2.5	0.1	2.6
Gaming(b)	—	2.2	154.9	157.1	—	157.1
Other(b)	2.7	6.8	16.4	25.9	7.0	32.9
Total	$46.8	$188.5	$184.9	$420.2	$17.8	$438.0

	Six Months Ended June 30, 2019
(in millions)	Churchill Downs	Online Wagering	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$42.7	$151.6	$17.7	$212.0	$19.7	$231.7
Historical racing(b)	37.4	—	—	$37.4	—	37.4
Racing event-related services	113.4	—	2.3	$115.7	2.2	117.9
Gaming(b)	—	0.1	289.2	$289.3	—	289.3
Other(b)	9.7	7.0	37.2	$53.9	12.6	66.5
Total	$203.2	$158.7	$346.4	$708.3	$34.5	$742.8

(b)Food and beverage, hotel, and other services furnished to customers for free as an inducement to wager or through the redemption of our customers' loyalty points are recorded at the estimated standalone selling prices in Other revenue with a corresponding offset recorded as a reduction in historical racing pari-mutuel revenue for HRMs or gaming revenue for our casino properties. These amounts were $8.4 million for the six months ended June 30, 2020 and $15.5 million for the six months ended June 30, 2019.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

Adjusted EBITDA by segment is comprised of the following:

	Three Months Ended June 30, 2020
(in millions)	Churchill Downs	Online Wagering	Gaming	Total Segments	All Other	Eliminations	Total
Net revenue	$30.2	$121.6	$37.3	$189.1	$6.2	$(10.2)	$185.1

Taxes and purses	(13.9)	(6.6)	(14.4)	(34.9)	(1.7)	—	(36.6)
Marketing and advertising	(0.3)	(2.9)	(0.4)	(3.6)	—	—	(3.6)
Salaries and benefits	(4.9)	(3.0)	(9.0)	(16.9)	(3.4)	—	(20.3)
Content expense	(0.1)	(59.7)	(0.4)	(60.2)	(0.1)	9.7	(50.6)
Selling, general and administrative expense	(1.2)	(1.7)	(3.9)	(6.8)	(9.0)	0.5	(15.3)
Other operating expense	(5.3)	(9.0)	(11.1)	(25.4)	(3.4)	—	(28.8)
Other income	—	0.1	(0.1)	—	0.2	—	0.2
Adjusted EBITDA	$4.5	$38.8	$(2.0)	$41.3	$(11.2)	$—	$30.1

	Three Months Ended June 30, 2019
(in millions)	Churchill Downs	Online Wagering	Gaming	Total Segments	All Other	Eliminations	Total
Net revenue	$193.1	$96.0	$177.8	$466.9	$25.4	$(14.9)	$477.4

Taxes and purses	(35.7)	(4.3)	(68.5)	(108.5)	(4.5)	—	(113.0)
Marketing and advertising	(3.6)	(4.5)	(5.1)	(13.2)	(0.5)	—	(13.7)
Salaries and benefits	(12.5)	(2.7)	(25.4)	(40.6)	(6.8)	—	(47.4)
Content expense	(0.8)	(51.8)	(1.7)	(54.3)	(2.7)	14.5	(42.5)
Selling, general and administrative expense	(2.0)	(1.9)	(6.9)	(10.8)	(11.1)	0.3	(21.6)
Other operating expense	(16.6)	(8.6)	(21.8)	(47.0)	(5.2)	0.1	(52.1)
Other income	—	—	27.7	27.7	0.2	—	27.9
Adjusted EBITDA	$121.9	$22.2	$76.1	$220.2	$(5.2)	$—	$215.0

	Six Months Ended June 30, 2020
(in millions)	Churchill Downs	Online Wagering	Gaming	Total Segments	All Other	Eliminations	Total
Net revenue	$54.0	$189.3	$186.4	$429.7	$23.7	$(15.4)	$438.0

Taxes and purses	(21.0)	(10.5)	(73.5)	(105.0)	(7.3)	—	(112.3)
Marketing and advertising	(1.4)	(6.4)	(5.7)	(13.5)	(0.1)	0.2	(13.4)
Salaries and benefits	(11.1)	(6.5)	(38.5)	(56.1)	(9.6)	—	(65.7)
Content expense	(0.5)	(92.9)	(1.6)	(95.0)	(1.7)	14.4	(82.3)
Selling, general and administrative expense	(2.7)	(3.1)	(10.6)	(16.4)	(17.9)	0.7	(33.6)
Other operating expense	(10.9)	(16.2)	(30.6)	(57.7)	(9.1)	0.1	(66.7)
Other income	—	0.1	21.1	21.2	0.2	—	21.4
Adjusted EBITDA	$6.4	$53.8	$47.0	$107.2	$(21.8)	$—	$85.4

	Six Months Ended June 30, 2019
(in millions)	Churchill Downs	Online Wagering	Gaming	Total Segments	All Other	Eliminations	Total
Net revenue	$214.5	$159.4	$347.9	$721.8	$40.1	$(19.1)	$742.8

Taxes and purses	(41.9)	(7.6)	(133.5)	(183.0)	(8.2)	—	(191.2)
Marketing and advertising	(4.7)	(5.5)	(10.2)	(20.4)	(0.6)	0.2	(20.8)
Salaries and benefits	(17.7)	(5.2)	(49.9)	(72.8)	(11.4)	—	(84.2)
Content expense	(1.3)	(83.9)	(2.9)	(88.1)	(4.5)	18.2	(74.4)
Selling, general and administrative expense	(3.7)	(3.7)	(13.3)	(20.7)	(20.6)	0.5	(40.8)
Other operating expense	(21.9)	(14.4)	(40.8)	(77.1)	(8.7)	0.2	(85.6)
Other income	—	—	43.6	43.6	0.2	—	43.8
Adjusted EBITDA	$123.3	$39.1	$140.9	$303.3	$(13.7)	$—	$289.6

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2020	2019	2020	2019
Reconciliation of Comprehensive Income to Adjusted EBITDA:
Net (loss) income attributable to CDI	$(118.8)	$107.1	$(142.2)	$118.7
Net loss attributable to noncontrolling interest	—	—	0.1	—
Net (loss) income before noncontrolling interest	(118.8)	107.1	(142.3)	118.7
Loss from discontinued operations, net of tax	95.2	1.2	96.1	1.5
(Loss) income from continuing operations, net of tax	(23.6)	108.3	(46.2)	120.2

Additions:
Depreciation and amortization	22.1	21.5	44.1	42.3
Interest expense	20.3	19.4	39.6	33.1
Income tax provision (benefit)	(7.9)	38.6	(19.5)	45.1
EBITDA	$10.9	$187.8	$18.0	$240.7

Adjustments to EBITDA:
Selling, general and administrative:
Stock-based compensation expense	$6.1	$7.4	$10.4	$12.1
Other charges	(0.1)	—	(0.1)	0.5
Pre-opening expense and other expense	1.9	0.9	3.6	2.2
Impairment of intangible assets	—	—	17.5	—
Transaction expense, net	0.2	0.6	0.5	4.1
Other income, expense:
Interest, depreciation and amortization expense related to equity investments	9.8	9.7	19.3	13.2
Changes in fair value of Midwest Gaming's interest rate swaps	1.3	7.9	16.2	12.2
Midwest Gaming's recapitalization and transactions costs	—	0.8	—	4.7
Other	—	(0.1)	—	(0.1)
Total adjustments to EBITDA	19.2	27.2	67.4	48.9
Adjusted EBITDA	$30.1	$215.0	$85.4	$289.6

Adjusted EBITDA by segment:
Churchill Downs	$4.5	$121.9	$6.4	$123.3
Online Wagering	38.8	22.2	53.8	39.1
Gaming	(2.0)	76.1	47.0	140.9
Total segment Adjusted EBITDA	41.3	220.2	107.2	303.3
All Other	(11.2)	(5.2)	(21.8)	(13.7)
Total Adjusted EBITDA	$30.1	$215.0	$85.4	$289.6

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL OPERATIONAL METRICS
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions)	2020	2019	Change	2020	2019	Change
Gaming Segment
Revenue	$37.3	$177.8	$(140.5)	$186.4	$347.9	$(161.5)
Adjusted EBITDA	(2.0)	76.1	(78.1)	47.0	140.9	(93.9)
Margin	(5.4)%	42.8%	(48.2)%	25.2%	40.5%	(15.3)%

Wholly-owned casino margin(a)	1.3%	29.7%	(28.4)%	17.4%	30.6%	(13.2)%
Same store wholly-owned casino margin(b)	1.3%	29.7%	(28.4)%	24.9%	34.7%	(9.8)%
(a) Wholly-owned casino margin only includes the following casino-related results:
•Calder
•Fair Grounds Slots and VSI
•Harlow's
•Lady Luck Nemacolin
•Ocean Downs
•Oxford
•Presque Isle
•Riverwalk
(b) Same store wholly-owned casino margin excludes results from Presque Isle and Lady Luck Nemacolin for the six months ended June 30, 2020 and June 30, 2019. Presque Isle became a wholly-owned casino on January 11, 2019 and we acquired substantially all of the assets of Lady Luck Nemacolin on March 8, 2019. Therefore, both are included for the three months ended June 30, 2020 and are excluded for the six months ended June 30, 2020.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL OPERATIONAL METRICS
(Unaudited)
In response to measures taken to limit the impact of COVID-19 and for the protection of our employees and customers, we temporarily suspended operations at our properties in March 2020. In May 2020, we began to reopen our properties with certain patron capacity limitations and gaming restrictions as well as other initiatives to facilitate social distancing. Set forth below is a summary of the dates of closure and reopening of our properties, as well as regulatory and social distancing restrictions currently in place at each property:

			Regulatory Restrictions:	Social Distancing Limitations:
	2020 Date of Closure	2020 Date of Reopening	Patron Capacity	Slots/HRMs/VLTs	Table Games
Churchill Downs Segment
Derby City Gaming	March 15	June 8	50%	66%	N/A
Gaming Segment
Wholly-Owned Properties
Calder Casino and Racing	March 16 / July 2(a)	June 12(a)	N/A	N/A	N/A
Fair Grounds Slots	March 16	June 13	25%	50%	N/A
Video Services, LLC	March 16	May 18	50%	70%	N/A
Harlow's Casino Resort and Spa	March 16	May 21	50%	66%	60%
Ocean Downs Casino and Racetrack	March 15	June 19	50%	70%	60%
Oxford Casino and Hotel	March 16	July 9	200 Persons(b)	N/A	N/A
Presque Isle Downs and Casino	March 16	June 26	50%	60%	60%
Riverwalk Casino Hotel	March 16	May 21	50%	66%	60%
Managed Properties
Lady Luck Nemacolin	March 16	June 12	50%	50%	60%
Equity Investments
Miami Valley Gaming and Racing	March 14	June 19	50%	50%	N/A
Rivers Casino Des Plaines	March 15	July 1	50%	66%	60%

(a) CDI initially reopened Calder on June 12, 2020, but temporarily suspended operations a second time at Calder on July 2, 2020 following an emergency order issued by the mayor of Miami-Dade County to close entertainment venues in an effort to control the rise in COVID-19 cases.
(b) In compliance with state requirements, Oxford Casino is currently operating under a total capacity limit of 200 people, inclusive of both patrons and employees.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL JOINT VENTURE FINANCIAL STATEMENTS
(Unaudited)

Summarized financial information for our equity investments is comprised of the following:

	Summarized Income Statement
	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2020	2019	2020	2019
Net revenue	$6.8	$166.2	$144.6	$255.7

Operating and SG&A expense	7.2	119.1	108.0	180.1
Depreciation and amortization	4.1	3.3	8.3	5.5
Total operating expense	11.3	122.4	116.3	185.6
Operating income	(4.5)	43.8	28.3	70.1
Interest and other expense, net	(13.4)	(25.3)	(49.2)	(42.3)
Net (loss) income	$(17.9)	$18.5	$(20.9)	$27.8

	Summarized Balance Sheet
(in millions)	June 30, 2020	December 31, 2019
Assets
Current assets	$98.3	$64.0
Property and equipment, net	271.2	256.1
Other assets, net	246.1	240.1
Total assets	$615.6	$560.2

Liabilities and Members' Deficit
Current liabilities	$91.3	$73.3
Long-term debt	790.1	745.0
Other liabilities	43.9	20.6
Members' deficit	(309.7)	(278.7)
Total liabilities and members' deficit	$615.6	$560.2